Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-194256 and 333-196437

Free Writing Prospectus dated June 3, 2014

6/3/2014 Fantex http://links.fantexholdings.mkt5229.com/servlet/MailView?ms=NjYyMzIyMgS2&r=NjM4MDQ4NDQyMjES1&j=NDYwMjQ1MjQwS0&mt=1&rt=0 1/2 If you are still having problems viewing this message, please click here for additional help. Member SIPC Member FINRA THE MAN EJ Manuel was born on March 19, 1990 and is a quarterback for the Buffalo Bills. He has been in the NFL since 2013, when he was the first quarterback taken in the 2013 draft. EJ attended Florida State University, where he finished his career with a record of 25-6. He was an All-Atlantic Coast Conference second team selection in 2012 and the most valuable player in the 2013 Senior Bowl. MEET EJ MANUEL THE BRAND EJ's brand identity is "fearless." Throughout his life, he's had a number of events that serve as examples of his ability to succeed in challenging circumstances that others may have shied away from. EJ has become a successful football player, and he intends to use his status as an NFL quarterback to help others who may be facing similar challenges. THE CONTRACT Fantex, Inc. has acquired a 10% interest in EJ Manuel's brand income as defined in the contract between EJ Manuel and Fantex, Inc. View the prospectus. Below is a summary of currently effective contracts that are included in EJ Manuel's brand income. INCLUDED CONTRACTS COUNTERPARTY TYPE OF CONTRACT PRODUCT CATEGORY Buffalo Bills, Inc. NFL Player Contract N/A Panini America, Inc. Endorsement Sports Cards Panini Authentic, Inc. Endorsement Sports Cards The Topps Company, Inc. Endorsement Sports Cards NIKE USA, Inc. Endorsement Athletic Apparel The Upper Deck Company, Inc. Endorsement Sports Cards and Memorabilia Northtown Chrysler Jeep Dodge Ram Merchandise Automobile

Fantex

FOR MORE INFORMATION ON FANTEX EJ MANUEL & REAL TRACKING STOCKS TIED TO ATHLETE BRANDS

CLICK HERE

This offering is highly speculative and the securities involve a high degree of risk. Investing in shares of Fantex EJ Manuel should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole.

Fantex EJ Manuel is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with EJ Manuel. However, holders of shares of Fantex EJ Manuel will have no direct investment in that brand contract, associated brand or EJ Manuel. Rather, an investment in Fantex EJ Manuel will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any other tracking stock that Fantex, Inc. may establish and issue in the future. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for the Fantex EJ Manuel tracking stock.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at **www.sec.gov**. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. **View the EJ Manuel prospectus**

Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority. It is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc. Stifel, Nicolaus & Company, Incorporated, will act as the qualified independent underwriter for the offering.

This communication shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or other jurisdiction.

About Fantex Holdings
Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC. Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand. In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.

Fantex Brokerage Services, 330 Townsend St., Suite 234, San Francisco, CA 94107
©2014 Fantex Brokerage Services, LLC

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